Exhibit 99.1

Freescale Semiconductor Announces Second Quarter 2014 Results

AUSTIN, Texas--(BUSINESS WIRE)--July 24, 2014--Freescale Semiconductor, Ltd. (NYSE:FSL) today announced financial results for the second quarter ended July 4, 2014. Highlights include:

GAAP Results	Non-GAAP Results*
• Net sales of $1.19 billion	• EBITDA** of $266 million
• Gross margin of 45.1%	• Adjusted gross margin of 45.2%
• Earnings per share of $0.28	• Adjusted earnings per share of $0.38

“Revenues, gross margins and earnings per share all showed solid improvement, both sequentially and year over year,” said Gregg Lowe, president and CEO. “All five product groups contributed to the growth, which is driving consistent gains in market share.”

Second Quarter Highlights

Net sales for the second quarter of 2014 were $1.19 billion, compared to $1.13 billion in the first quarter of 2014 and $1.04 billion in the second quarter of 2013.

Operating earnings for the period were $180 million, compared to $155 million in the first quarter of 2014 and $125 million in the second quarter of 2013. Operating earnings improved on a sequential and year-over-year basis due to higher sales and improving gross margins, partially offset by increased investments in new products and higher incentive compensation.

Net earnings for the second quarter were $86 million, or $0.28 per share, compared to a net loss of $23 million, or $0.08 per share, in the first quarter of 2014 and a net loss of $65 million, or $0.25 per share in the second quarter of 2013.

Adjusted operating earnings (defined in Note 1 to the Consolidated Financial Information attached to this press release) for the three months ended July 4, 2014 were $208 million compared to earnings of $186 million in the first quarter of 2014 and $151 million in the second quarter of 2013.

Adjusted net earnings (defined in Note 1 to the Consolidated Financial Information attached to this press release) for the second quarter of 2014 were $117 million, or $0.38 per share, compared to $77 million, or $0.27 per share, in the first quarter of 2014 and $23 million, or $0.09 per share, in the second quarter of 2013. Adjusted net earnings improved sequentially and year over year due to improving sales and gross margins along with lower interest expense resulting from the company’s capital structure initiatives.

Descriptions of EBITDA, Adjusted EBITDA, adjusted gross margin, adjusted operating earnings and adjusted net earnings (loss) and the reconciliations to our GAAP results are included in the tables and notes attached to this press release.

Product Group Revenues

The company’s net sales figures for the second quarter of 2014 were as follows:

  Microcontroller net sales were $246 million, compared to $223 million in the first quarter of 2014 and $199 million in the second quarter of last year. On a year-over-year basis, Microcontroller revenues benefited from increased sales into distribution and higher sales of applications processors into the automotive market.
  Digital Networking net sales were $291 million, compared to $249 million in the first quarter of 2014 and $229 million in the second quarter of last year. Networking sales growth was broad-based across service provider, including wireless base stations in China, enterprise and the general embedded segments.
  Automotive Microcontroller net sales were $308 million, compared to $304 million in the first quarter of 2014 and $272 million in the second quarter of last year. Automotive Microcontroller sales benefited from growth in all key geographies and in distribution due to growth in vehicle semiconductor content and higher worldwide automotive production.
  Analog and Sensors net sales were $205 million, compared to $198 million in the first quarter of 2014 and $188 million in the second quarter of last year. Analog and Sensors sales benefited on a sequential and year-over-year basis from increased vehicle semiconductor content and growth in worldwide automotive production.
  RF net sales, which include sales of power amplifiers to the wireless infrastructure market, were $120 million, compared to $113 million in the first quarter of 2014 and $81 million in the second quarter of last year. On a sequential and year-over-year basis, RF sales increased due to increased spending on 3G and 4G wireless networks, particularly in China.
  Other net sales were $21 million, compared to $40 million in the first quarter of 2014 and $69 million in the second quarter of last year. Sequentially, revenues declined primarily due to lower intellectual property revenue. On a year-over-year basis, intellectual property revenues declined and we experienced lower sales into the wireless handset market, consistent with the company’s prior decision to exit that market.

Other Financial Information

  Capital Expenditures for the quarter were $56 million;
  Cash and Cash Equivalents were $744 million; and
  Adjusted EBITDA* for the latest twelve months ended July 4, 2014 was $999 million.

*Adjusted for various items as indicated and defined in Note 1 to the Notes to the Consolidated Financial Information attached to this press release.

**Reflects EBITDA excluding the effects of other items.

Third Quarter 2014 Outlook

For the third quarter of 2014, the company expects:

  Net sales to be between $1.19 billion and $1.23 billion; and
  Gross margins to increase approximately 50 basis points on a sequential basis.

Conference Call and Webcast

Freescale's quarterly earnings call is scheduled to begin at 4:00 p.m. Central Daylight Time on July 24, 2014. The company will offer a live webcast of the conference call over the Internet at www.freescale.com/investor.

Caution Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our business strategy, goals and expectations concerning future revenues, operations, margins, profitability, liquidity and capital resources. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our substantial indebtedness; our ability to service our outstanding indebtedness and the impact such indebtedness may have on the way we operate our business; the loss of one or more of our significant customers or strategic relationships; general economic and business conditions and any downturns in the cyclical industry in which we operate; our competitive environment and our ability to make technological advances; interruptions in our production or manufacturing capacity and our ability to obtain supplies; economic conditions in the industries in which our products are sold; maintenance and protection of our intellectual property; political and economic conditions in the countries where we conduct business; geological conditions in some of the earthquake-prone countries where certain of our customers and suppliers are based; the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations; potential product liability or personal injury claims; inability to make necessary capital expenditures; loss of key personnel; the financial viability of our customers, distributors or suppliers; and our ability to achieve cost savings as well as other matters described under "Risk Factors" in our Annual Report on Form 10-K and other filings with the SEC. We undertake no obligation to update any information contained in this press release.

Non-GAAP Financial Measures

Included within this press release and the accompanying tables and notes are non-GAAP financial measures that supplement the company's consolidated financial information prepared under GAAP. The company describes these non-GAAP financial measures and reconciles them to the most directly comparable GAAP measures in the tables and notes attached to this press release. The company's management believes that these non-GAAP measures provide a more meaningful representation of the company’s ongoing financial performance than GAAP measures alone. In addition, the company uses Adjusted EBITDA to measure compliance with certain of its debt covenants. These non-GAAP measures are included solely for informational and comparative purposes and are not meant as a substitute for GAAP. You should consider them together with the consolidated financial information located in the tables attached to this press release.

About Freescale Semiconductor

Freescale Semiconductor is a global leader in embedded processing solutions, providing industry leading products that are advancing the automotive, consumer, industrial and networking markets. From microprocessors and microcontrollers to sensors, analog integrated circuits and connectivity - our technologies are the foundation for the innovations that make our world greener, safer, healthier and more connected. Some of our key applications and end-markets include automotive safety, hybrid and all-electric vehicles, next generation wireless infrastructure, smart energy management, portable medical devices, consumer appliances and smart mobile devices.

The company is based in Austin, Texas, and has design, research and development, manufacturing and sales operations around the world. http://www.freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor, Inc. 2014.

Freescale Semiconductor, Ltd.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(in millions, except per share amounts)	Jul 4, 2014	Apr 4, 2014	Jun 28, 2013

Net sales	$1,191	$1,127	$1,038
Cost of sales	654	622	597
Gross margin	537	505	441
Selling, general and administrative	128	126	115
Research and development	219	210	187
Amortization expense for acquired intangible assets	4	3	4
Reorganization of business and other	6	11	10
Operating earnings	180	155	125
Loss on extinguishment or modification of long-term debt	-	(59)	(59)
Other expense, net	(83)	(103)	(125)
Earnings (loss) before income taxes	97	(7)	(59)
Income tax expense	11	16	6
Net earnings (loss)	$86	$(23)	$(65)

Earnings (loss) per common share:
Basic	$0.28	($0.08)	($0.25)
Diluted (a)	$0.28	($0.08)	($0.25)

Weighted average common shares outstanding:
Basic	303	280	255
Diluted	308	285	259

Freescale Semiconductor, Ltd.
Reconciliation of Non-GAAP Measures
(Unaudited)

	Three Months Ended
(in millions, except per share amounts)	Jul 4, 2014	Apr 4, 2014	Jun 28, 2013

Adjusted gross margin	$ 538	$ 505	$ 441
Acquisition accounting impact (b)	1	-	-
Gross margin	$ 537	$ 505	$ 441

Adjusted operating earnings	$ 208	$ 186	$ 151
Acquisition accounting impact (b)	5	3	4
Non-cash share-based compensation expense (c)	17	17	12
Reorganization of business and other (f)	6	11	10
Operating earnings	$ 180	$ 155	$ 125

Adjusted net earnings	$ 117	$ 77	$ 23
Acquisition accounting impact (b)	5	3	4
Non-cash share-based compensation expense (c)	17	17	12
Deferred and non-current tax impact (d)	3	10	3
Loss on extinguishment or modification of long-term debt (e)	-	59	59
Reorganization of business and other (f)	6	11	10
Net earnings (loss)	$ 86	$ (23)	$ (65)

Adjusted earnings per common share:
Basic	$0.39	$0.28	$0.09
Diluted	$0.38	$0.27	$0.09

Weighted average common shares outstanding:
Basic	303	280	255
Diluted	308	285	259

Freescale Semiconductor, Ltd.
Product Group Net Sales Information
(Unaudited)

	Three Months Ended
(in millions)	Jul 4, 2014	Apr 4, 2014	Jun 28, 2013

Microcontrollers (1)	$246	$223	$199
Digital Networking (2)	291	249	229
Automotive MCU (3)	308	304	272
Analog & Sensors (4)	205	198	188
RF (5)	120	113	81
Other (6)	21	40	69
Total	$1,191	$1,127	$1,038

(1) Microcontrollers includes sales for industrial, multi-market, smart energy, healthcare, connectivity and multimedia applications.

(2) Digital Networking includes sales of communication and digital signal processors serving the networking and communications markets.

(3) Automotive MCU includes microcontroller sales serving the automotive market.

(4) Analog & Sensors includes sales of automotive analog, mixed-signal analog and sensor products.

(5) RF includes sales of power amplifiers.

(6) Other includes licensing and sales of intellectual property, sales of products serving the wireless handset market, sales of wafers to other semiconductor companies and other miscellaneous items.

Freescale Semiconductor, Ltd.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions)	Jul 4, 2014	Apr 4, 2014	Jun 28, 2013
ASSETS
Cash and cash equivalents	$744	$709	$785
Accounts receivable, net	583	464	399
Inventory, net	701	724	737
Other current assets	158	147	164
Total current assets	2,186	2,044	2,085

Property, plant and equipment, net	707	693	686
Intangible assets, net	59	51	60
Other assets, net	313	312	298
Total assets	$3,265	$3,100	$3,129

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current portion of long-term debt and capital lease obligations	$35	$35	$28
Accounts payable	438	447	372
Accrued liabilities and other	379	318	450
Total current liabilities	852	800	850

Long-term debt	5,750	5,758	6,413
Other liabilities	391	393	449

Shareholders' deficit	(3,728)	(3,851)	(4,583)
Total liabilities and shareholders' deficit	$3,265	$3,100	$3,129

Freescale Semiconductor, Ltd.
Cash Flow Summary
(Unaudited)

	Three Months Ended
(in millions)	Jul 4, 2014	Apr 4, 2014	Jun 28, 2013

Cash flows from operations	$118	$26	$69

Cash flows from investing activities	$(92)	$(75)	$(58)

Cash flows from financing activities	$8	$10	$9

Effect of exchange rate changes on cash and cash equivalents	$1	$1	$(2)

Freescale Semiconductor, Ltd.
EBITDA and Adjusted EBITDA Reconciliations
(Unaudited)

	Three Months Ended
(in millions)	Jul 4, 2014	Apr 4, 2014	Jun 28, 2013

EBITDA excluding the effects of other items	$266	$244	$212
Non-cash share-based compensation expense (c)	17	17	12
Loss on extinguishment or modification of long-term debt (e)	-	59	59
Reorganization of business and other (f)	6	11	10
Acquisition accounting impact (b)	1	-	-
EBITDA	242	157	131
Depreciation	42	43	46
Amortization*	21	19	19
Interest expense, net	82	102	125
Income tax expense	11	16	6
Net earnings (loss)	$86	$(23)	$(65)

	Twelve Months Ended Jul 4, 2014
(in millions)

Net loss	$(32)
Interest expense, net	421
Income tax expense	51
Depreciation and amortization expense*	255
Non-cash share-based compensation expense (c)	58
Loss on extinguishment or modification of long-term debt (e)	195
Reorganization of business and other (f)	33
Cost savings (g)	6
Other terms (h)	12
Adjusted EBITDA	$999

*Excludes amortization of debt issuance costs, which are included in interest expense, net.

NOTES TO THE CONSOLIDATED FINANCIAL INFORMATION

Summary of Key Reconciling Items

(a) No dilutive securities have been included in the diluted net loss per share calculations in periods where a net loss was incurred.

(b) Reflects the effects of acquisition accounting, including our acquisition by a consortium of investors in 2006, and the related amortization expense for developed technology, trademarks/tradenames and customer relationships along with inventory step-up recognition, as applicable.

(c) Reflects non-cash, share-based compensation expense under the provisions of ASC Topic 718, "Compensation - Stock Compensation."

(d) Adjustments to reflect cash income tax expense.

(e) Reflects losses on extinguishments and modifications of our long-term debt.

(f) Reflects charges related to our reorganization of business programs and other items.

(g) Reflects costs savings that we expect to achieve from initiatives commenced prior to December 1, 2009 under our reorganization of business programs that are in process or have already been completed.

(h) Reflects adjustments required by our debt instruments, including business optimization expenses, relocation expenses and other items.

Note 1

Adjusted gross margin and adjusted operating earnings represent gross margin and operating earnings adjusted for the following as necessary: the impact of acquisition accounting, non-cash share-based compensation expense and reorganization of businesses and other charges. Adjusted gross margin and adjusted operating earnings are not recognized terms under U.S. GAAP. Adjusted gross margin and adjusted operating earnings do not represent gross margin and operating earnings, as those terms are defined under U.S. GAAP, and should not be considered an alternative to gross margin and operating earnings as indicators of our operating performance. We have included information concerning adjusted gross margin and adjusted operating earnings because we use such information when evaluating gross margin and operating earnings to better evaluate the underlying performance of the Company. Adjusted gross margin and adjusted operating earnings as presented herein are not necessarily comparable to similarly titled measures. Reconciliations of gross margin to adjusted gross margin and adjusted operating earnings to operating earnings, the most directly comparable U.S. GAAP measures, have been included in the preceding tables.

Adjusted net earnings is net earnings (loss), adjusted for the impact of acquisition accounting, non-cash share-based compensation expense, deferred and non-current tax expense, losses on extinguishment or modification of long-term debt and reorganization of businesses and other charges, which we believe are not indicative of the performance of our ongoing operations. We present adjusted net earnings as a supplemental performance measure. We believe adjusted net earnings is helpful to an understanding of our business and provides a means of evaluating our performance from period to period on a more consistent basis. This presentation should not be construed as an indication that similar items will not recur or that our future results will be unaffected by other items that we consider to be outside the ordinary course of our business. Because adjusted net earnings facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use adjusted net earnings for business planning purposes, in measuring our performance relative to that of our competitors and in evaluating the effectiveness of our operational strategies. Adjusted net earnings has limitations as an analytical tool, and should not be considered in isolation or as a substitute for an analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted net earnings only supplementally. A reconciliation of adjusted net earnings to net earnings (loss), the most directly comparable U.S. GAAP performance measure, has been included in the preceding tables.

EBITDA (earnings before interest, taxes, depreciation and amortization) excluding the effects of other items, is a non-U.S. GAAP financial measure and represents net earnings (loss) adjusted for depreciation, amortization, interest expense, net, income tax expense, non-cash share-based compensation expense, losses on extinguishment or modification of long-term debt and reorganization of businesses and other charges. We have included information concerning EBITDA excluding the effects of other items because we use such information to supplementally evaluate the underlying performance of the Company. EBITDA excluding the effects of other items does not represent, and should not be considered an alternative to, net earnings (loss), operating earnings, or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA excluding the effects of other items and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies. A reconciliation of EBITDA excluding the effects of other items to net loss, the most directly comparable U.S. GAAP measure, has been included in the preceding tables.

Adjusted EBITDA as shown in the preceding tables is calculated in accordance with the agreement and indentures governing Freescale Semiconductor, Inc.’s existing notes and senior credit facilities. Adjusted EBITDA is net loss adjusted for interest expense, net, income tax expense, depreciation and amortization expense, non-cash share-based compensation expense, losses on extinguishment and modification of long-term debt, reorganization of business and other charges, cost savings and other items that are included in net loss. The ability of our subsidiaries to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to ratios under the indentures and the senior credit facilities based on Adjusted EBITDA calculated for the most recent four fiscal quarters. Accordingly, we believe it is useful to provide the calculation of Adjusted EBITDA to investors for purposes of determining our ability to engage in these activities. Adjusted EBITDA is a non-U.S. GAAP financial measure. Adjusted EBITDA does not represent, and should not be considered an alternative to, net loss, operating earnings, or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The calculation of Adjusted EBITDA in the indentures and the senior credit facilities allows us to add back certain charges that are deducted in calculating net loss. However, some of these expenses may recur, vary greatly and are difficult to predict. Further, our debt instruments require that Adjusted EBITDA be calculated for the most recent four fiscal quarters. We do not report Adjusted EBITDA on a quarterly basis. In addition, the measure can be disproportionately affected by quarterly fluctuations in our operating results, and it may not be comparable to the measure for any subsequent quarter, four-quarter period or any complete fiscal year. A reconciliation of net loss, which is a U.S. GAAP measure of our operating results, to Adjusted EBITDA, calculated as described above, has been included in the preceding tables.

CONTACT:
Freescale Semiconductor, Ltd.
Media:
Kendrid Rodriguez, 512-895-2686
kendrid@freescale.com
or
Investors:
Mitch Haws, 512-895-2454
mitch.haws@freescale.com